Exhibit 5.9

July 12, 2013

Tempur Sealy International, Inc.

1000 Tempur Way

Lexington, Kentucky 40511

Re:	Registration Statement on Form S-4 Relating to $375,000,000 Aggregate Principal Amount of 6.875% Senior Notes

Ladies and Gentlemen:

We have acted as special Tennessee counsel for Tempur Sealy International, Inc., f/k/a Tempur-Pedic International Inc. (the “Company”), a Delaware corporation, and Sealy Mattress Company of Memphis, a Tennessee corporation (the “Tennessee Guarantor”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company, the Tennessee Guarantor and the other registrant guarantors named therein with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company of up to $375,000,000 aggregate principal amount of 6.875% Senior Notes due 2020 (the “Exchange Notes”) and the issuance by the Tennessee Guarantor and the other guarantors of guarantees (the “Guarantees”) of the Exchange Notes. The Exchange Notes will be issued under, and the Guarantees are issued as provided in, an indenture dated as of December 19, 2012 (the “Indenture”), among the Company, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by that certain Supplemental Indenture dated as of March 18, 2013 by and among the Company, the guarantors named therein (including the Tennessee Guarantor) and the Trustee (collectively with the Indenture, the “Notes Indenture”). The Company will offer the Exchange Notes and the Guarantees in exchange for up to $375,000,000 aggregate principal amount of its outstanding 6.875% Senior Notes due 2020 and the related guarantees.

This opinion letter is delivered to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. Capitalized terms used herein and not otherwise defined herein have the meanings assigned to such terms in the Indenture.

With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent, if any, otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of the assumptions or items upon which we have relied.

Tempur Sealy International, Inc.

July 12, 2013

A.	SCOPE OF REVIEW

In preparation for the issuance of this letter, we have reviewed the following documents:

(1) an executed copy of the Indenture;

(2) an executed copy of the Supplemental Indenture;

(3) a specimen form of the Exchange Notes; and

(4) the Registration Statement.

The above documents are collectively referred to as the “Documents.” We have also reviewed the following additional documents:

(1) the Secretary’s Certificate of the Tennessee Guarantor dated as of March 18, 2013 (the “Secretary’s Certificate”);

(2) a copy of the Charter of the Tennessee Guarantor certified by the Secretary of State of the State of Tennessee on February 20, 2013 and certified by the Secretary of the Tennessee Guarantor in the Secretary’s Certificate as being complete and correct and in full force and effect as of the date hereof;

(3) a copy of the Bylaws of the Tennessee Guarantor, certified by the Secretary of the Tennessee Guarantor in the Secretary’s Certificate as being complete and correct and in full force and effect as of March 18, 2013;

(4) a copy of resolutions adopted by the directors of the Tennessee Guarantor certified by the Secretary of the Tennessee Guarantor in the Secretary’s Certificate as being complete and correct and in full force and effect as of March 18, 2013;

(5) a copy of a certificate, dated July 11, 2013 of the Secretary of State of the State of Tennessee as to the existence and good standing of the Tennessee Guarantor in the State of Tennessee as of such date (the “Certificate of Existence”); and

(6) a Solvency Certificate of the Tennessee Guarantor dated as of the date hereof (the “Solvency Certificate”).

The documents referred to in items (2) and (3) above are referred to herein collectively as the “Certified Organizational Documents.”

We have reviewed no other documents in connection with the preparation or issuance of this letter. When an opinion is expressed “to our knowledge,” we mean that we have performed no diligence whatsoever with respect to the matter and that our attorneys who have materially participated in the preparation of this letter and the consummation of the transactions contemplated by the Documents have no actual present awareness that the opinion rendered is untrue.

Tempur Sealy International, Inc.

July 12, 2013

B.	APPLICABLE LAW

The opinions expressed in this letter are limited to the laws and regulations of the State of Tennessee that are normally applicable to unregulated business entities and to transactions of the type contemplated by the Documents (“Applicable Laws”). We have not evaluated, and express no opinion regarding, the laws of any other state or jurisdiction.

C.	ASSUMPTIONS

In rendering our opinions, we have assumed, with your permission, the following matters, without independent investigation:

1.	As to all parties and documents, (i) the genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, and (iv) the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

2.	As to parties to the Notes Indenture other than the Tennessee Guarantor (the “Other Parties”), (i) the due authorization of all relevant documents by the Other Parties, and (ii) that all relevant documents are legal, valid and binding obligations of the Other Parties, enforceable in accordance with their terms, except for limitations that would not affect the opinion stated in this letter.

3.	All representations and other information contained in the Documents (including, without limitation, the schedules and exhibits attached thereto) as to factual matters are correct and complete, and no changes have occurred in the facts and circumstances disclosed in or serving as a basis of such representations, warranties, certificates and documents from the dates thereof to the date of this letter. As to other matters of fact relevant to our opinions, with your permission, we have relied upon the representations of the Tennessee Guarantor stated in the Secretary’s Certificate and the Solvency Certificate.

4.	The indebtedness incurred and obligations undertaken by the Tennessee Guarantor pursuant to the Documents have been incurred and undertaken for adequate consideration.

Tempur Sealy International, Inc.

July 12, 2013

5.	The Exchange Notes have been issued in accordance with the provisions of the Notes Indenture for the issuance thereof against payment therefor in accordance with the terms of any agreement pursuant to which they were to be issued or sold.

6.	There has not been any mutual mistake of fact or misunderstanding, fraud, duress, or undue influence that affects the Notes Indenture.

7.	There are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing or performance among any of the parties, that would define, supplement or qualify the terms of the Notes Indenture.

D.	OPINIONS

Based upon and subject to the foregoing and the exclusions and qualifications set forth below, we are of the opinion as of this date that:

1.	Based solely on the Certificate of Existence, the Tennessee Guarantor is a corporation existing and in good standing under the laws of the State of Tennessee.

2.	The Tennessee Guarantor has the requisite corporate power and authority to execute, deliver, and perform its obligations under the Documents to which it is a party and has taken all necessary and appropriate corporate action to authorize the execution, delivery, and performance of the Documents to which it is a party.

3.	The Documents to which the Tennessee Guarantor is a party have been duly executed and delivered on behalf of the Tennessee Guarantor.

4.	The execution, delivery, and performance by the Tennessee Guarantor of the Documents to which it is a party (i) have been duly authorized by all necessary corporate action, and (ii) do not violate (1) any provision of the Certified Organizational Documents, (2) any Applicable Laws, or (3) to our knowledge, any order, writ, judgment, injunction, decree, determination, or award presently effective under Applicable Laws and having applicability to the Tennessee Guarantor.

Tempur Sealy International, Inc.

July 12, 2013

E.	EXCLUSIONS

Unless explicitly addressed herein, this opinion does not address any of the following legal issues, and we specifically express no opinion with respect thereto:

1.	Federal securities laws and regulations, state securities laws and regulations (including all “Blue Sky” laws), and laws and regulations relating to commodity (and other) futures and indices and other similar instruments, or laws or regulations relating to swaps and other interest rate hedging arrangements or guarantees of obligations arising thereunder.

2.	Pension and employee benefit laws and regulations (e.g., ERISA).

3.	Federal and state antitrust and unfair competition laws and regulations.

4.	Compliance with fiduciary duty requirements or the consequences of any breach thereof.

5.	Federal and state environmental laws and regulations.

6.	Federal and state land use, zoning, building, construction, and subdivision laws and regulations.

7.	Any laws, rules, or regulations of any county, municipality, or similar political subdivision or the agencies or instrumentalities thereof.

8.	Federal and state tax laws and regulations, except as expressly set forth herein.

9.	Federal patent, copyright and trademark, state trademark, and other federal and state intellectual property laws and regulations.

10.	Federal and state racketeering laws and regulations (e.g., RICO).

11.	Federal and state health and safety laws and regulations (e.g., OSHA).

12.	Federal and state labor laws and regulations.

13.	Federal and state laws, regulations and policies concerning (i) national and local emergency and terrorism, (ii) possible judicial deference to acts of sovereign states, (iii) corrupt practices, including without limitation, the Foreign Corrupt Practices Act of 1977; and (iv) criminal and civil forfeiture laws.

14.	Federal and state insurance laws and regulations.

15.	Other federal and state statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes).

16.	Federal and state banking and financial institution and financial services laws.

Tempur Sealy International, Inc.

July 12, 2013

17.	Federal and state laws and regulations regarding usury, interest rates, loan fees, and other loan, lender, or transaction charges or fees.

F.	QUALIFICATIONS

The opinions expressed above are subject to the following qualifications:

1.	Our opinions expressed above are subject to the effect of applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar laws affecting the enforcement of creditors’ rights generally. This exception includes:

i.	Title 11 of the United States Code (the “Bankruptcy Code”), including, but not limited to, matters of turn-over, automatic stay, avoiding powers, fraudulent transfer, preference, discharge, conversion of a non-recourse obligation into a recourse claim, limitations on ipso facto and anti-assignment clauses and the coverage of pre-petition security agreements applicable to property acquired after a petition is filed;

ii.	all other federal and state bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement and assignment for the benefit of creditors laws that affect the rights and remedies of creditors generally;

iii.	all other federal bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement, and assignment for the benefit of creditors laws that have reference to or affect generally only creditors of specific types of debtors and state laws of like character; and

iv.	state fraudulent transfer and fraudulent conveyance laws.

2.	We express no opinion with respect to the Tennessee Guarantor’s licenses or permits.

G.	GENERAL PROVISIONS

1.	This letter speaks only as of the date hereof. We undertake no obligation to advise you of facts or changes in law occurring after the date of this letter that might affect the opinions expressed herein. This letter is limited to the matters expressly stated herein and no opinions are to be inferred or may be implied beyond the opinions expressly set forth herein. Your acceptance of this letter constitutes your acknowledgment that you have not relied upon any representation on our part with respect to the transactions contemplated by the Documents beyond the specific matters set forth herein.

Tempur Sealy International, Inc.

July 12, 2013

2.	This letter is delivered in connection with the filing of the Registration Statement and, except as set forth below, may not be relied upon for any other purpose without our written consent in each instance. Further, no portion of this letter may be quoted, circulated or referred to in any other document for any purpose without our prior written consent. Notwithstanding the foregoing, we hereby consent to the filing of this opinion letter with the SEC in connection with the filing of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC issued thereunder. In addition, Bingham McCutchen LLP, legal counsel to the Company, the Tennessee Guarantor and the Other Parties, may rely upon this opinion with respect to matters set forth herein that are governed by Applicable Laws for purposes of its opinion being delivered and filed as Exhibit 5.1 to the Registration Statement.

3.	To ensure our compliance with certain IRS Treasury regulations, we hereby inform you that (i) this letter was not written to support the promotion and marketing of the transactions addressed herein, (ii) this letter was not intended or written to be used, and cannot be used, by any person or entity for the purpose of avoiding U.S. federal tax penalties that may be imposed on such person or entity, and (iii) each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

Sincerely,

/s/    Bradley Arant Boult Cummings LLP

Bradley Arant Boult Cummings LLP